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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder
Qwest Corporation:

We consent to use of our reports included herein and to the reference of our firm under the heading "Experts" in the prospectus.

Our report dated March 2, 2004, except for notes 7, 16 and 17, as to which the date is May 1, 2004, with respect to the consolidated balance sheets of Qwest Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2003 refers to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

/s/ KPMG LLP

Denver, Colorado
December 6, 2004

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Consent of Independent Registered Public Accounting Firm